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                                                                    EXHIBIT 23.8



                       [Goldman, Sachs & Co. Letterhead]

May 12, 1997

Board of Directors
Parker & Parsley Petroleum Company
303 West Wall
Suite 101
Midland, TX 79701

Re: Registration Statement of Pioneer Natural Resources Company relating to Common Stock to be exchanged for shares of Parker & Parsley Common Stock in Connection with the Merger of Parker & Parsley Petroleum Company with and into a wholly owned subsidiary of MESA Inc.

Gentlemen:

Reference is made to our opinion letter dated April 6, 1997 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Parker & Parsley Common Stock"), of Parker &
Parsley Petroleum Company (the "Company") of the exchange ratio of 1.0 share of Common Stock, par value $.01 per share ("Reincorporation Sub Common Stock"), of MXP Reincorporation Corp., a wholly owned subsidiary of MESA Inc. ("Reincorporation Sub"), to be exchanged for each share of Parker & Parsley Common Stock pursuant to the Agreement and Plan of Merger dated as of April 6, 1997 among MESA Inc. ("MESA"), MESA Operating Co., a wholly owned subsidiary of MESA, Reincorporation Sub and the Company (the "Agreement").

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard,we hereby consent to the reference to the opinion of our Firm under the captions "Summary", "The Mergers--Background", "The Mergers--Recommendation of Parker & Parsley's Board of Directors; Parker & Parsley's Reasons for the Merger" and "The Mergers--Fairness Opinions" and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
--------------------------
(GOLDMAN, SACHS & CO.)